Exhibit 14

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Asset High Income Opportunity Fund Inc.

Western Asset High Income Fund Inc.

We consent to the use of our report dated November 16, 2012, with respect to the financial statements of Western Asset High Income Opportunity Fund Inc. as of September 30, 2012, and our report dated February 21, 2013, with respect to the financial statements of Western Asset High Income Fund Inc. as of December 31, 2012, incorporated herein by reference and to the references to our firm under the headings “Report of the Audit Committee (HIF)”, “Financial highlights”, “FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (HIF)” and “SERVICE PROVIDERS” in the Proxy Statement/Prospectus on Form N-14.

/s/  KPMG LLP

New York, New York

March 14, 2013